CUSIP No. 25386U104

EXHIBIT 7.1

AGREEMENT TO FILE JOINT SCHEDULE 13D

Each of the undersigned, being a record owner or “beneficial owner” of the common stock of Digital Domain Media Group, Inc. (“Common Stock”), hereby agrees to jointly file a Schedule 13D with respect to their respective holdings of the Common Stock and to include this agreement as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this agreement as of the 29th day of August, 2012.

/s/ John C. Textor
John C. Textor

Wyndcrest DD Investment Holdings, LLC

By: Wyndcrest Holdings, LLC, its managing member

By: Textor Ventures, Inc., its managing member

By: /s/ John C. Textor
John C. Textor, President